EXHIBIT D

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND LIMITATIONS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                           ENCORE MEDICAL CORPORATION

     Pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware and Article Fourth A. of its Certificate of Incorporation, Encore Medical Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, and pursuant to the General Corporation Law of the State of Delaware, the following resolution, establishing and designating a series of shares of Preferred Stock and fixing and determining the designations, preferences and rights, and the qualifications, limitations or restrictions thereof, was duly adopted by the Board of Directors and by all other necessary action on the part of the Corporation on April __, 2001:

     RESOLVED, that pursuant to the authority provided in the Corporation's Certificate of Incorporation and expressly granted to and vested in the Board, the Board hereby creates out of the Preferred Stock, par value $0.001 per share, of the Corporation, a Series A Preferred Stock (the "Series A Preferred Stock"), and hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, to the extent not otherwise provided in the Corporation's Certificate of Incorporation of the shares of such series as follows:

     A. NUMBER OF SHARES. The maximum number of authorized shares of Series A Preferred Stock shall be one hundred thirty-five thousand (135,000), unless and until such number is changed in accordance with applicable law and this resolution (the "Designating Resolution").

     B. WAIVERS PERMITTED. Notwithstanding anything to the contrary herein, any right, condition, requirement, or covenant contained in this Designating Resolution may be waived in writing by the holders of at least 51% of the Series A Preferred Stock then outstanding.

     C. PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK.


1. DIVIDENDS.

     (a) The holders of Series A Preferred Stock shall be entitled to receive dividends at the rate of eight percent (8%) per share per annum payable semi-annually, when, if and as declared by the Board of Directors ("Board") out of any assets legally available therefor. The right to such dividends on the Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason

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of the fact that dividends on such shares are not declared or paid in any prior year. No dividend shall be declared and paid on the Common Stock (herein so called) of the Corporation unless a dividend is also concurrently being declared and paid on the Series A Preferred Stock and no dividend shall be paid on the Common Stock at a rate greater than the rate at which dividends are paid on the Series A Preferred Stock (based on the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the date the dividend is declared).

2. LIQUIDATION PREFERENCE.

     (a) PREFERENCE. If there is any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount equal to at least $102.00 per outstanding share of Series A Preferred Stock, plus an amount equal to an eight percent (8%) annual compounded return on $102.00 per outstanding share of Series A Preferred Stock from the date of the initial purchase of such share less any dividends previously paid on such share (subject to adjustment under Section C.3.(e)); provided, however, that the holders of the Series A Preferred Stock shall not be entitled to any such preferential amounts if, in connection with any such liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock receive an amount equal to at least $306.00 per outstanding share of Series A Preferred Stock (subject to adjustment under Section C.3.(e)). If, upon the occurrence of any such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount that each such holder is otherwise entitled to receive.

     (b) REMAINING ASSETS. If there are any assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described in Section C.2(a) above or if no such preferential amounts are owed by the Corporation, then all such remaining assets shall be distributed first as may be required with respect to other series of Preferred Stock that may from time to time come into existence, and then to the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock.

     (c) DEEMED LIQUIDATION EVENTS.

          (i) Any consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, transfer, lease, conveyance or disposition of all or substantially all of the assets of the Corporation to a single person or a group of affiliated persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section C.2, unless the stockholders of the Corporation immediately before such transaction own, directly or indirectly, immediately

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after the consummation of such transaction, at least 50% of the voting power of the surviving or purchasing entity (on an as-converted basis).

          (ii) If any of such events described in Section C.2(c)(i) occurs and the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board.

3. CONVERSION AND ANTI-DILUTION PROVISIONS.

     (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $102.00 (the "Initial Price") by the Conversion Price (as defined below) at the time in effect for such share (the "Conversion Rate"). The conversion price per share shall be $102.00 divided by 100, as adjusted pursuant to Section C.3(d) and C.3(e) (the "Conversion Price"). If at any time less than twenty-five percent (25%) of the authorized Series A Preferred Stock remains outstanding, the Corporation shall have the right to convert the remaining outstanding shares of Series A Preferred Stock into Common Stock at the Conversion Rate at the time in effect for each such share of Series A Preferred Stock.

     (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series A Preferred Stock if, after May 2, 2002, the Corporation's average closing share price for Common Stock as reported on NASDAQ for at least twenty (20) consecutive trading days exceeds three (3) times the Conversion Price.

     (c) MECHANICS OF CONVERSION. Before any shares of Series A Preferred Stock shall be converted pursuant to Section C.3(a) or C.3(b) into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and (i) if being converted at the election of the holder pursuant to Section C.3(a), such holder must give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued, or (ii) if being converted at the election of the Corporation pursuant to Section C.3(a) or automatically pursuant to Section C.3(b), the Corporation must give written notice by mail, postage prepaid, to the holder at the last known address as reflected on the Corporation's records of such conversion and requesting the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder if so directed, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares

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of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (d) ADJUSTMENTS TO SERIES A PREFERRED STOCK CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

          (i) Special Definitions. The following terms shall have the following meanings:

               (1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock, Series A Preferred Stock, or Convertible Securities.

               (2) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

               (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

               (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section C.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                    (A) upon conversion of shares of Series A Preferred Stock;

                    (B) to officers, directors or employees of, or consultants or sales agents to, the Corporation directly or pursuant to stock option or restricted stock purchase plans or agreements either in place as of the Original Issue Date or as approved by the Board;

                    (C) as a dividend or distribution on Series A Preferred
Stock;

                    (D) upon exercise or conversion of outstanding options or warrants, respectively; or

                    (E) for which adjustment of the Conversion Price is made pursuant to Section C.3(e); or

                    (F) in connection with lease lines, bank or other commercial financings, or other similar transactions that are approved by the Board; or

                    (G) in connection with the offering of shares of Common Stock or Convertible Securities resulting in aggregate gross proceeds to the Corporation of less than Two Million Dollars ($2,000,000).

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          (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.3(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

          (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series A Preferred Stock, the conversion or exchange of such Convertible Securities or Series A Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series A Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series A Preferred Stock;

               (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

               (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                    (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the

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conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                    (B) in the case of Options for Convertible Securities or Series A Preferred Stock only the Convertible Securities or Series A Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section C.3(d)) upon the issue of the Convertible Securities or Series A Preferred Stock with respect to which such Options were actually exercised;

               (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lesser of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

               (5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue,

               (1) if such issuance occurs prior to the first anniversary of the Original Issue Date, to a price equal to the price per share of such issue, or

               (2) if such issuance occurs on or after the first anniversary of the Original Issue Date, to a price (calculated to the nearest cent), determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding

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immediately prior to such issue plus the number of such Additional Shares of
Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully executed immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

          (v) Determination of Consideration. For purposes of this Section C.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (1) Cash and Property. Such consideration shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                    (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

               (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.3(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                    (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Series A Preferred Stock, the exercise of such Options for Convertible Securities or Series A Preferred Stock and the conversion or exchange of such Convertible Securities or Series A Preferred Stock by

                    (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained

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therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

     (e) ADJUSTMENTS TO CONVERSION PRICE FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. If the Corporation at any time or from time to time after the initial issuance date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     (f) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.3(e) or a merger or other reorganization that is considered a deemed liquidation event under Section C.2(c)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

     (g) NO FRACTIONAL SHARES AND CERTIFICATES AS TO ADJUSTMENTS. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock at the time being converted into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

     (h) RESERVATION OF STOCK ISSUABLE ON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time

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be sufficient to effect the conversion of all outstanding shares of the Series A
Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in its best efforts to obtain stockholder approval of any necessary amendment to the Articles of Incorporation of the Corporation.

4. VOTING RIGHTS.

     (a) IN GENERAL. Except as otherwise provided for the election of directors (which shall be governed by Section C.4.(b)), the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The Series A Preferred Stock shall not be entitled to vote as a class on any matter except as provided herein or as may be required by law.

     (b) BOARD OF DIRECTORS.

          (i) For so long as at least twenty-five percent (25%) of the authorized Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock, voting together as a class, shall be entitled, at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors,

               (1) if the Board consists of ten (10) or fewer members, to elect two (2) members of the Board; or

               (2) if the Board consists of more than ten (10) members, to elect at least twenty percent (20%) of the number of members of the Board.

          (ii) Any director elected pursuant to this Section C.4(b) shall hold office until (x) one (1) year from the date of such election, (y) until his successor is duly elected and qualified, or (z) until his earlier death, resignation or removal.

          (iii) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock pursuant to Section C.4(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the outstanding shares of Series A

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Preferred Stock) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock.

     (c) Special Voting Rights. The Corporation shall not, without the vote or written consent of the holders of at least fifty-one percent (51%) of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

          (i) amend its Certificate of Incorporation or Bylaws if such amendment would result in any change to the rights, preferences or privileges of the Series A Preferred Stock;

          (ii) increase the number of authorized shares of Series Preferred
Stock;

          (iii) create any new class or series, or reclassify any existing class or series, having a preference over, or on a parity with, the Series A Preferred Stock with respect to voting rights or representation, dividends, redemptions, or upon liquidation;

          (iv) redeem or repurchase shares of the Common Stock other than shares repurchased from employees or officers pursuant to stock option or restricted stock purchase plans or agreements either in place as of the Original Issue Date or as approved by the Board;

          (v) effect any merger, consolidation or other business combination, or acquisition of stock or assets of a business, prior to the second anniversary of the Original Issue Date, provided, however, the provisions of this Section C.4(c)(v) shall not apply and the holders of the Series A Preferred Stock shall not be entitled to vote as a separate class with respect to any such transaction if (x) such transaction does not involve funded debt financing that would cause the Corporation's total funded indebtedness after the transaction to exceed three and one-half (3.5) times the Corporation's EBITDA (as defined below) computed on a pro forma basis, for the most recent trailing twelve (12) month period ending on the last day of the month immediately preceding the proposed closing of such transaction, or (y) such transaction shows that, based upon financial projections prepared by management, that the Company's earnings per share will be higher by the end of the second year following such transaction than the Company's earnings per share would otherwise have been if such transaction had not been effected; or

          (vi) effect (x) any sale or other conveyance of all or substantially all of the assets of the Corporation, or (y) any merger, consolidation or other business combination unless the stockholders of the Corporation immediately before such transaction own, directly or indirectly, immediately after the consummation of such transaction, at least 50% of the voting power of the surviving or purchasing entity (on an as-converted basis), provided, however, the provisions of this Section C.4(c)(vi) shall not

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apply and the holders of the Series A Preferred Stock shall not be entitled to vote as a separate class with respect to any such transaction if the holders of the Series A Preferred Stock will receive an amount equal to at least $306.00 per outstanding share of Series A Preferred Stock (subject to adjustment under Section C.3(e)) in connection with such transaction; or

          (vii) incur any funded indebtedness if as a result of such transaction, the total indebtedness of the Corporation after the transaction exceeds three and one-half (3.5) times the Corporation's EBITDA, computed on a pro forma basis, for the most recent trailing twelve (12) month period ending on the last day of the month immediately preceding the proposed closing of such transaction.

     For purposes of this Section C.4(c), "EBITDA" shall be defined as net profit before taxes plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, ignoring the effects of all extraordinary gains or losses, all determined in accordance with generally accepted accounting principles.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this ___ day of April, 2001.

                                          ENCORE MEDICAL CORPORATION

                                          By:   ______________________________
                                          Name: ______________________________
                                          Its:  ______________________________

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